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                                                            EXHIBIT 11


                            GENCOR INDUSTRIES, INC.

                      COMPUTATIONS OF EARNINGS PER SHARE

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                                                                  Three Months Ended
                                                                      December 31,
                                                            ------------------------------
                                                                1997               1996
                                                            -----------         ----------
Basic earnings per share
------------------------
Net income                                                  $1,774,000         $  282,000
                                                            ==========         ==========

Average number of shares outstanding                         4,155,934          3,714,678
                                                            ==========         ==========

Net income per share                                        $     0.43         $     0.08
                                                            ==========         ==========



Diluted earnings per share
--------------------------

Average number of shares outstanding                         4,155,934          3,714,678
Add dilutive effect of outstanding options (as determined
  by the application of the treasury stock method)             778,710            261,088
                                                            ----------         ----------
Average number of shares outstanding, as adjusted            4,934,644          3,975,766
                                                            ==========         ==========

Net income per share                                        $     0.36         $     0.07
                                                            ==========         ==========

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